SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    CONSECO STRATEGIC INCOME FUND

Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

         11815 N. PENNSYLVANIA STREET
         CARMEL, INDIANA 46032



Telephone Number (including area code):   (317) 817-6383

Name and Address of Agent for Service of Process:

      WILLIAM J. LATIMER
      11815 N. PENNSYLVANIA STREET
      CARMEL, INDIANA 46032

Check Appropriate Box:

      Registrant is filing a Registration
      Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      YES |X|                       NO |_|


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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Carmel and State of Indiana on the 2nd day of June, 1998.

                                    CONSECO STRATEGIC INCOME FUND

                                     By: /s/ GREGORY J. HAHN
                                     -------------------------------
                                            Gregory J. Hahn
                                            President